Exhibit 10.5

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is made and entered into as of July 26, 2024 (the “Agreement Date”), by and among Voyager Parent, LLC, a Delaware limited liability company (“Buyer”) Everi Holdings Inc., a Delaware corporation (“Merger Partner”), International Game Technology PLC, a public limited company incorporated under the laws of England and Wales (“Remainco”), Ignite Rotate LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Remainco (“Spinco”), and the shareholder of Remainco listed on Schedule A and the signature pages hereto (“Shareholder”). Each of Buyer, Merger Partner, Remainco, Spinco and Shareholder is sometimes referred to as a “Party” and are sometimes collectively referred to as the “Parties”

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer, Merger Partner, Remainco, Spinco and Voyager Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Buyer Sub”), are entering into (i) a business combination transaction pursuant to which, among other things, immediately following the Spinco Contribution, Remainco will sell to Buyer, and Buyer will purchase from Remainco, all of the Spinco Units owned by Remainco (the “Equity Sale”) and (ii) an Agreement and Plan of Merger, dated as of July 26, 2024 (the “Merger Agreement”), pursuant to which, among other things, Buyer Sub will be merged with and into Merger Partner (the “Merger”), with Merger Partner surviving the Merger as a wholly owned subsidiary of Buyer;

WHEREAS, in connection with Buyer’s, Remainco’s and Spinco’s entry into the Merger Agreement, Shareholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.            Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

1.1.            “Contemplated Transactions” means the Separation, the Equity Sale, the Merger, the other transactions contemplated by the Transaction Documents and the contemplated investment by Shareholder.

1.2.            “Covered Shares” shall mean (a) the ordinary shares of Remainco, par value of $0.10 per share (“Remainco Ordinary Shares”) and (b) the special voting shares of Remainco with a nominal value of $0.000001 and representing 0.9995 votes for each Remainco Ordinary Share (“Remainco Special Voting Shares” and together with the “Remainco Ordinary Shares”, the “Remainco Voting Shares”) set forth next to Shareholder’s name on Schedule A hereto, together with any additional Remainco Voting Shares that Shareholder may acquire record and/or beneficial ownership (or have the right to direct the vote thereof, in the case of Remainco Special Voting Shares) of after the Agreement Date.

1.3.            “Expiration Time” shall mean the earliest to occur of (a) the Closing, (b) the valid termination of the Merger Agreement in accordance with its terms, and (c) the valid termination of the Separation Agreement in accordance with its terms.

1.4.            “Gaming Licensees” means the equityholders, directors, officers, employees and managers (in their capacities as such) of Shareholder and its Affiliates that are required, as applicable, to be licensed by or obtain any qualification, approval or suitability determinations by or from any Gaming Authority in connection with the transactions contemplated by any of the Transaction Documents.

1.5.            “Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any option or other Contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement); (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares; or (c) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clause (a) or (b) above.

2.            Fiduciary Duties; Legal Obligations. Shareholder is entering into this Agreement solely in its capacity as the beneficial owner of the specified Remainco Ordinary Shares and with the power to direct the vote of the specified Remainco Special Voting Shares. Nothing in this Agreement shall in any way limit or affect any actions taken by Shareholder or any of its Affiliates, or any of its or their respective officers, directors, employees or Representatives serving as a director or officer of Remainco, Spinco or any of their respective Affiliates in their capacity as a director or officer of Remainco, Spinco or any of their respective Affiliates or from complying with his or her fiduciary duties or other legal obligations while acting in such capacity as a director or officer of Remainco, Spinco or any of their respective Affiliates. Nothing in this Agreement shall prohibit Shareholder or any of its officers, directors, employees or Representatives from taking any action that Shareholder is permitted to take under the Merger Agreement relating to any Excluded Matter.

3.            Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to Buyer, Merger Partner, Remainco and Spinco that:

3.1.            Due Authority. Shareholder has the full power and capacity to make, enter into and carry out the terms of this Agreement. Shareholder is duly organized, validly existing and in good standing in accordance with the Laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Shareholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding obligation of Shareholder enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

3.2.            No Conflict; Consents.

a.            The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of its obligations under this Agreement and the compliance by Shareholder with any provisions hereof does not and will not: (a) conflict with or violate any Laws applicable to Shareholder, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any Contract or obligation to which Shareholder is a party or by which Shareholder is subject.

b.            No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to Shareholder in connection with the execution and delivery of this Agreement or the consummation by them of the transactions contemplated hereby.

3.3.            Absence of Litigation. As of the Agreement Date, there is no legal action pending against, or, to the knowledge of Shareholder, threatened against or affecting Shareholder that would reasonably be expected to materially impair the ability of Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

4.            Representations and Warranties of Remainco. Remainco hereby represents and warrants to Buyer, Merger Partner, Spinco and Shareholder that:

4.1.            Due Authority. Remainco has the full power and capacity to make, enter into and carry out the terms of this Agreement. Remainco is duly organized, validly existing and in good standing in accordance with the Laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Remainco’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Remainco and constitutes a valid and binding obligation of Remainco enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

4.2.            No Conflict; Consents.

a.            The execution and delivery of this Agreement by Remainco does not, and the performance by Remainco of its obligations under this Agreement and the compliance by Remainco with the provisions hereof do not and will not: (a) conflict with or violate any Laws applicable to Remainco, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, pursuant to any Contract or obligation to which Remainco is a party or by which Remainco is subject.

b.            No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to Remainco in connection with the execution and delivery of this Agreement or the consummation by Remainco of the transactions contemplated hereby.

4.3.            Absence of Litigation. As of the Agreement Date, there is no legal action pending against, or, to the knowledge of Remainco, threatened against or affecting Remainco that would reasonably be expected to materially impair the ability of Remainco to perform its obligations hereunder or to consummate the transactions contemplated by the Merger Agreement on a timely basis.

5.            Representations and Warranties of Spinco. Spinco hereby represents and warrants to Buyer, Merger Partner, Remainco and Shareholder that:

5.1.            Due Authority. Spinco has the full power and capacity to make, enter into and carry out the terms of this Agreement. Spinco is duly organized, validly existing and in good standing in accordance with the Laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Spinco’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Spinco and constitutes a valid and binding obligation of Spinco enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

5.2.            No Conflict; Consents.

a.            The execution and delivery of this Agreement by Spinco does not, and the performance by Spinco of its obligations under this Agreement and the compliance by Spinco with the provisions hereof do not and will not: (a) conflict with or violate any Laws applicable to Spinco, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, pursuant to any Contract or obligation to which Spinco is a party or by which Spinco is subject.

b.            No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to Spinco in connection with the execution and delivery of this Agreement or the consummation by Spinco of the transactions contemplated hereby.

5.3.            Absence of Litigation. As of the Agreement Date, there is no legal action pending against, or, to the knowledge of Spinco, threatened against or affecting Spinco that would reasonably be expected to materially impair the ability of Spinco to perform its obligations hereunder or to consummate the transactions contemplated by the Merger Agreement on a timely basis.

6.            Representations and Warranties of Merger Partner. Merger Partner hereby represents and warrants to Buyer, Remainco, Spinco and Shareholder that:

6.1.            Due Authority. Merger Partner has the full power and capacity to make, enter into and carry out the terms of this Agreement. Merger Partner is duly organized, validly existing and in good standing in accordance with the Laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Merger Partner’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Merger Partner and constitutes a valid and binding obligation of Merger Partner enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

6.2.            No Conflict; Consents.

a.            The execution and delivery of this Agreement by Merger Partner does not, and the performance by Merger Partner of its obligations under this Agreement and the compliance by Merger Partner with the provisions hereof do not and will not: (a) conflict with or violate any Laws applicable to Merger Partner, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, pursuant to any Contract or obligation to which Merger Partner is a party or by which Merger Partner is subject.

b.            No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to Merger Partner in connection with the execution and delivery of this Agreement or the consummation by Merger Partner of the transactions contemplated hereby.

6.3.            Absence of Litigation. As of the Agreement Date, there is no legal action pending against, or, to the knowledge of Merger Partner, threatened against or affecting Merger Partner that would reasonably be expected to materially impair the ability of Merger Partner to perform its obligations hereunder or to consummate the transactions contemplated by the Merger Agreement on a timely basis.

7.            Representations and Warranties of Buyer. Buyer hereby represents and warrants to Merger Partner, Remainco, Spinco and Shareholder that:

7.1.            Due Authority. Buyer has the full power and capacity to make, enter into and carry out the terms of this Agreement. Buyer is duly organized, validly existing and in good standing in accordance with the Laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Buyer’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

7.2.            No Conflict; Consents.

a.            The execution and delivery of this Agreement by Buyer does not, and the performance by Buyer of its obligations under this Agreement and the compliance by Buyer with the provisions hereof do not and will not: (a) conflict with or violate any Laws applicable to Buyer, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, pursuant to any Contract or obligation to which Buyer is a party or by which Buyer is subject.

b.            No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

7.3.            Absence of Litigation. As of the Agreement Date, there is no legal action pending against, or, to the knowledge of Buyer, threatened against or affecting Buyer that would reasonably be expected to materially impair the ability of Buyer to perform its obligations hereunder or to consummate the transactions contemplated by the Merger Agreement on a timely basis.

8.            Covenants of Shareholder.

8.1.            Non-Compete.

a.            Notwithstanding anything contrary contained in this Agreement, so long as a designee of Shareholder or its Affiliates is serving as a member of the Board of Directors or similar body of the Buyer or an Affiliate thereof or Shareholder and its Affiliates collectively beneficially own, directly or indirectly, at least 10% or more in the aggregate of the outstanding equity interests of the Buyer, without the prior written consent of the Buyer, Shareholder agrees not to directly or indirectly, and not to permit any of its Affiliates to, engage in, manage or operate, anywhere in the world, or own an equity interest in any Person who engages in, manages or operates anywhere in the world, in any business that competes with the Restricted Business; provided, however, that nothing herein shall preclude Shareholder or its Affiliates from:

(1)            engaging in, operating or managing (or owning any Equity Interests in any Entity that engages in, operates or manages) any Permitted Business;

(2)            acquiring and, after such acquisition, owning any interest for passive investment purposes only (provided that none of Shareholder or its Affiliates exercise control of or otherwise manage, operate or engage in the Restricted Business of such Person) in any Person (or its successor) that is engaged in a Restricted Business if such Restricted Business generated less than Sixty Million Dollars ($60,000,000) of such Person’s or Persons’ consolidated annual revenues in the last completed fiscal year of such Person or Persons (collectively, the “Revenue Threshold”);

(3)            owning two percent (2%) or less of the outstanding securities of any Person whose shares are listed on a stock exchange; provided, that such shares are held for passive investment purposes only and none of Shareholder or its Affiliates exercise control of (or otherwise manage, operate or engage in the Restricted Business of) such Person;

(4)            acquiring and, after such acquisition, owning an interest in any Person or Persons, collectively, (or its or their successor, successors, business or businesses) that are (directly or indirectly through controlled Affiliates) engaged in a Restricted Business, provided that (1) the revenue generated from the Restricted Businesses of such Person or Persons, collectively, was less than $140,000,000 of such Person’s or Persons’ consolidated annual revenues in the aggregate in the last completed fiscal year of such Person or Persons, collectively, and (2) if the revenue generated from the Restricted Businesses of such Person or Persons, collectively, was greater than the Revenue Threshold then Shareholder and its applicable Affiliates, within one (1) year after exceeding the Revenue Threshold shall discontinue or enter into a definitive agreement to cause the divestiture of (and within six (6) months after the entry into such definitive agreement divests pursuant thereto (subject to extensions for regulatory approvals)), a sufficient portion of the Restricted Businesses of such Person or Persons such that the Revenue Threshold is not exceeded;

(5)            exercising its rights or performing or complying with its obligations under or as contemplated by any of the Transaction Documents;

(6)            continuing the Permitted Business activities that are conducted by the Remainco Group (through such Remainco Group) as of the date of this Agreement;

(7)            engaging in any financial technology transactions, services, or activities in connection with the lottery business of the Remainco Group;

(8)            owning five percent (5%) or less of the outstanding securities of the Entity listed on Schedule B attached hereto (the “Excluded Entity”); provided, that such shares are held for passive investment purposes only and none of Shareholder or its Affiliates exercise control of (or otherwise manage, operate or engage in the Restricted Business of) the Excluded Entity; or

(9)            entering into or participating in a joint venture or partnership, with any Person engaged in a Restricted Business, if such joint venture or partnership does not engage in a Restricted Business.

b.            The Parties acknowledge that the restrictions contained in this Section 8.1 are reasonable in scope and duration. The Parties further acknowledge that the restrictions contained in this Section 8.1 are necessary to protect the Surviving Corporation’s significant interest in the Restricted Business, including its goodwill. It is the desire and intent of the Parties that the provisions of this Section 8.1 be enforced to the fullest extent permissible under applicable Law. If any covenant in this Section 8.1 is found to be invalid, void or unenforceable in any situation in any jurisdiction by a final determination of a Governmental Authority of competent jurisdiction, the Parties agree that: (1) such determination will not affect the validity or enforceability of (A) the offending term or provision in any other situation or in any other jurisdiction or (B) the remaining terms and provisions of this Section 8.1 in any situation in any jurisdiction; (2) the offending term or provision will be reformed rather than voided and the Governmental Authority making such determination will have the power to reduce the scope, duration or geographical area of any invalid or unenforceable term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, in order to render the restrictive covenants set forth in this Section 8.1 enforceable to the fullest extent permitted by applicable Law; and (3) the restrictive covenants set forth in this Section 8.1 will be enforceable as so modified.

For purposes hereof, “Restricted Business” shall mean the design, development, assembly, distribution and provision to the types of customers of the Spinco Business (e.g., casinos, online casinos (real money and social) and, with respect to video lottery, Governmental Authorities) of the types of goods and services provided by the Spinco Business.

8.2.            Publicity. Shareholder hereby agrees to permit Buyer, Merger Partner and Remainco to publish and disclose in filings with the SEC, including the Merger Partner Proxy Statement, and in such other schedules, certificates, applications, agreements, press release or documents as such entities reasonably determine to be necessary or appropriate in connection with the consummation of the Merger, Shareholder’s identity and ownership of the Covered Shares and the nature of Shareholder’s commitments, arrangements and understandings pursuant to this Agreement.

8.3.            Documentation and Information. Shareholder shall not make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of Buyer, Merger Partner and Remainco, except as may be required by applicable Law (provided that reasonable notice of any such disclosure will be provided to Buyer, Merger Partner and Remainco, and Shareholder will consider in good faith the reasonable comments of Buyer, Merger Partner and Remainco with respect to such disclosure and otherwise cooperate with Buyer, Merger Partner and Remainco in obtaining confidential treatment with respect to such disclosure). Notwithstanding the foregoing Shareholder may, without such consultation or consent, issue a press release and make any public statement (including in response to questions from the press, analysts, investors or those attending industry conferences), so long as such press release or statements include only such information contained in, and consistent with, previous press releases, public disclosures or public statements made jointly by Buyer, Merger Partner and Remainco (or individually, if approved by the applicable other party). Shareholder consents to and authorizes the publication and disclosure by Buyer, Merger Partner and Remainco of Shareholder’s identity and holding of (or voting power over) the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Merger Partner Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the other Transaction Documents and the consummation of the Contemplated Transactions, and Shareholder acknowledges that Buyer, Merger Partner and Remainco may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority or securities exchange. Shareholder agrees to promptly give Buyer, Merger Partner and Remainco any information it may reasonably require for the preparation of any such disclosure documents, and Shareholder agrees to promptly notify Buyer, Merger Partner and Remainco of any required corrections with respect to any information supplied by Shareholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

8.4.            Transaction Documents. Shareholder hereby acknowledges that Shareholder has received and reviewed a copy of the Merger Agreement and the other Transaction Documents and that Buyer and Merger Partner are entering into the Merger Agreement and the other Transaction Documents in reliance upon Shareholder’s execution, delivery and performance of this Agreement.

8.5.            Further Assurances. Shareholder hereby agrees, from time to time, at the reasonable request of Buyer or Merger Partner and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

8.6.            Waiver of Certain Actions. Shareholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Buyer, Merger Partner, Remainco, Spinco, any of their respective Affiliates or successors or any of their respective directors, managers or officers (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement, the Merger Agreement or any other Transaction Documents (including any claim seeking to enjoin or delay the closing of the Merger or the Equity Sale) or (b) alleging a breach of any duty of the Board of Directors of Remainco in connection with the Merger Agreement, any other Transaction Documents, this Agreement or the transactions contemplated thereby or hereby.

8.7.            Standstill and Confidentiality.

a.            Notwithstanding anything to the contrary in that certain letter agreement, dated December 20, 2023, between Merger Partner and Shareholder (the “Confidentiality Agreement”) and other than with respect to the Contemplated Transactions, the Confidentiality Agreement is incorporated herein, mutatis mutandis, as if a part hereof, except that such restrictions contained therein (including Paragraphs 2, 4 and 7 of the Confidentiality Agreement) shall continue until the Closing and thereafter shall be of no further force or effect.

b.            The penultimate sentence of Paragraph 7 of the Confidentiality Agreement shall be deleted and replaced with the following sentence:

“A “Fundamental Change Event” means (i) the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of July 26, 2024, by and among the Company, International Game Technology PLC, a public limited company incorporated under the laws of England and Wales (“Remainco”), Ignite Rotate LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Remainco, Voyager Parent, LLC, a Delaware limited liability company (“Buyer”) and Voyager Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer (the “Merger Agreement”) or (ii) the entry into a definitive written agreement (other than the Merger Agreement or any Existing Agreement (as defined in the Merger Agreement)) providing for (i) any acquisition of a majority of the voting securities of the Company by any person or group (other than by any subsidiary of the Company), (ii) any acquisition of a majority of the consolidated assets of the Company and its subsidiaries by any person or group (other than by any subsidiary of the Company), or (iii) any tender or exchange offer, merger or other business combination or any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company; provided that, in the case of any transaction covered by the foregoing clause (iii), immediately following such transaction, any person (or the direct or indirect shareholders of such person) will beneficially own a majority of the outstanding voting power of the Company or the surviving parent entity in such transaction.”

c.            From the date hereof and until the Closing, except as otherwise agreed to in writing (e-mail being sufficient) by Merger Partner, the Shareholder shall not, and shall direct its Representatives to not, disclose or reveal any Proprietary Information (as defined in the Confidentiality Agreement) or Remainco Proprietary Information (as defined below) to any Buyer Related Party.

d.            As used in this Section 8.7, “Remainco Proprietary Information” means all information that is furnished directly or indirectly by Remainco, Spinco or any of their respective Representatives and any memoranda or other materials prepared by Shareholder or any of its Representatives that contain, reference, reflect or are based upon, in whole or in part, on such information.

8.8.            Regulatory Filings.

a.            Prior to the Closing, Shareholder shall (and shall cause its Gaming Licensees and directors, officers and employees to) and shall cause its Affiliates to, use its reasonable best efforts to (i) file all notices, reports, submissions and other documents required to be filed by such Person with any Governmental Authority with respect to the Contemplated Transactions, and respond as promptly as reasonably practicable to any additional information requests by any such Governmental Authority, and (ii) obtain as promptly as reasonably practicable, all Governmental Approvals that may be or become necessary for its execution and delivery of, performance of its obligations pursuant to, and consummation of the transactions contemplated by, the Transaction Documents. Shareholder shall not (and shall cause its Affiliates and Gaming Licensees not to) take any action that would reasonably be expected to have the effect of materially delaying, materially impairing or materially impeding the receipt of any required Antitrust Approvals, any required FDI Approvals, any required Gaming Approvals or any required Financial Services Approvals or the consummation of the Equity Sale or the Merger.

b.            Without limiting the generality of the obligations set forth in Section 8.8.a, Shareholder shall, and shall cause its Affiliates and Gaming Licensees, directors and officers to, (i) within fifteen (15) Business Days after the date hereof, make and not withdraw (without the prior written consent of the other Parties) a filing of a Notification and Report Form pursuant to the HSR Act in connection with the Equity Sale or, if required by applicable law, the Merger; provided that there are no changes in the applicable regulations under the HSR Act between the date hereof and the date of filing pursuant to the HSR Act, in which instance Shareholder shall use reasonable best efforts to file such Notification and Report Form as promptly as commercially practicable thereafter; (ii) as promptly as practicable after the date hereof, but in any event within twenty-five (25) Business Days after the date hereof, make and not withdraw (without the prior written consent of the other Parties), or, if required, make initial contact with the applicable Governmental Authority and then file appropriate filings (whether in draft or final form), as required under applicable Antitrust Laws or applicable FDI Laws listed on Schedule C-1 of the Merger Agreement, (iii) within forty-five (45) days after the date hereof, make and not withdraw (without the prior written consent of the other Parties) appropriate filings with the Gaming Authorities and for the Contemplated Transactions set forth in the table set forth on Schedule C-2 of the Merger Agreement and (iv) as promptly as practicable after the date hereof, make and not withdraw (without the prior written consent of the other Parties), or if required make initial contact with the applicable Governmental Authority and then file appropriate filings, applications, registrations and notices as required under applicable Financial Services Laws that require a Governmental Approval in connection with the Equity Sale and the Merger. Shareholder shall use reasonable best efforts to cooperate with the other Parties to satisfy the conditions set forth in Section 7.5, Section 8.5 and Section 9.5 of the Merger Agreement respectively with respect to the Antitrust Approvals, the FDI Approvals, the Gaming Approvals and the Financial Services Approvals as applicable to Shareholder and its Affiliates. Shareholder shall, and shall cause its Affiliates and Gaming Licensees (with respect to any Gaming Law Filings) and each of its Subsidiaries and each of its and their respective directors and officers to, (A) cooperate with the other Parties in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a Person other than a Governmental Authority, (B) promptly supply the other Parties with any information which may be required to effectuate the Antitrust Filings, the FDI Filings, the Gaming Law Filings and the Financial Services Regulatory Filings and (C) respond as promptly as reasonably practicable to any additional information requests by any Governmental Authority in connection with Antitrust Filings, FDI Filings, Gaming Law Filings or Financial Services Regulatory Filings which the Parties may reasonably deem appropriate. During the Pre-Closing Period, Shareholder shall notify the other Parties promptly upon the receipt of (and, if in writing, share a copy of) any communication received by Shareholder from, or given by Shareholder to, any Governmental Authorities and of any communication received or given in connection with any proceeding by a Person other than a Governmental Authority, in each case in connection with any of the Contemplated Transactions, and permit the other Parties to review and discuss in advance any proposed written communication to any Governmental Authorities related to any Antitrust Filings or any FDI Filings. During the Pre-Closing Period, whenever any event occurs that is required to be set forth in an amendment or supplement to any Antitrust Filings, any FDI Filings, any Gaming Law Filings or any Financial Services Regulatory Filings, Shareholder shall promptly inform the other Parties of such occurrence and cooperate in filing with the applicable Governmental Authority (and share a copy of) such amendment or supplement, and, with respect to any amendment or supplement to any Antitrust Filings or any FDI Filings, permit the other Parties to review and discuss prior to submission of such amendment or supplement. During the Pre-Closing Period, Shareholder shall give the other Parties prompt notice of the commencement or known threat of commencement of any Action by or before any Governmental Authority with respect to any of the Contemplated Transactions and shall keep the other Parties reasonably informed as to the status of any such Action or threat. During the Pre-Closing Period, Shareholder shall not participate in any meeting, teleconference or videoconference with any Governmental Authority having competent jurisdiction over applicable Antitrust Laws, FDI Laws, Gaming Laws or Financial Services Laws with respect to any such Actions or any of the Antitrust Filings, the FDI Filings, the Gaming Law Filings or the Financial Services Regulatory Filings relating to any of the Contemplated Transactions that is expected to be substantive unless it consults with the other Parties in advance and, unless prohibited by such Governmental Authority, gives the other Parties the opportunity to attend and participate thereat. Notwithstanding the foregoing, Shareholder may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 8.8.b as “Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside legal counsel to Representatives of the recipient unless express permission is obtained in advance from Shareholder or its outside legal counsel. Shareholder shall cause its counsel regarding applicable Antitrust Laws, FDI Laws, Gaming Laws and Financial Services Laws to comply with this Section 8.8.b.

c.            In furtherance and not in limitation of the covenants of Shareholder contained in Sections 8.8.a and 8.8.b during the Pre-Closing Period, Shareholder shall, and shall cause its Gaming Licensees and Affiliates and each of its and their respective directors and officers to, use reasonable best efforts to cooperate with the other Parties in their efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, including cooperating with the other Parties in their efforts to defend (with sufficient time for resolution in advance of the Outside Date) against litigation over any claim asserted in any court with respect to any of the Contemplated Transactions by any Governmental Authority having competent jurisdiction or any natural person or Entity, , (ii) avoid or eliminate each and every impediment to the consummation of the other Contemplated Transaction and (iii) obtain all Governmental Approvals that may be required or advisable by any Governmental Authority, in each case with competent jurisdiction, so as to enable the Parties to consummate the Contemplated Transactions as promptly as reasonably practicable.

d.            Notwithstanding anything to the contrary contained in this Agreement, Shareholder shall (i) not be required to take any Remedial Action that any Governmental Authority may seek to impose on Shareholder or any of its Affiliates (other than members of the Remainco Group, the members of the Spinco Group or the members of the Merger Partner Group that does not amount to a Remainco Burdensome Action) and (ii) agree to, and not object to, any Remedial Actions that may be imposed on Buyer, Merger Partner and Remainco that are mutually agreed by Buyer, Merger Partner and Remainco.

e.            Notwithstanding anything to the contrary contained in this Agreement, Shareholder shall not agree to or take any Remedial Action without the prior written consent of each of Buyer. Notwithstanding the foregoing, nothing in this Agreement shall require any Party to agree to any modifications, amendments or changes to any Transaction Document.

f.             Subject to the terms and conditions of this Agreement and other than in connection with any Excluded Matter, Shareholder shall not, and shall cause its Affiliates not to, take any action, including, Transfer Covered Shares, acquire or agree to acquire any business or Entity, or otherwise acquire or agree to acquire any assets, if doing so would reasonably be expected to prevent, materially impede or materially delay consummation of the Contemplated Transactions.

8.9.            Information. Shareholder agrees to promptly furnish to Buyer, Merger Partner or Remainco all information concerning Shareholder, its Subsidiaries and shareholders, respectively, that may be required or reasonably requested in connection with the preparation and filing of the Merger Partner Proxy Statement or any other documents required by the SEC to consummate the Contemplated Transactions, or in connection with the Financing. Buyer, Merger Partner or Remainco, as applicable, shall provide Shareholder with a reasonable opportunity to review and comment on any disclosures based on such information provided by Shareholder in the Merger Partner Proxy Statement or any other documents required by the SEC to consummate the Contemplated Transactions, prior to filing of any such document with the SEC. If, at any time prior to the Expiration Time, any event or circumstance shall be discovered by Shareholder, or if Shareholder becomes aware of any information furnished by it, in either case, that should be disclosed in an amendment or supplement to the Merger Partner Proxy Statement so that such document or documents would not include any untrue statement of a material fact or fail to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then Shareholder shall promptly inform Buyer, Merger Partner or Remainco, as applicable, thereof.

9.            Miscellaneous.

9.1.            Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the Parties.

9.2.            Expenses. All costs and expenses incurred by any Party in connection with this Agreement shall be paid by the Party incurring such cost or expense.

9.3.            Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by e-mail transmission (notice deemed given upon transmission if the email is sent by 5:00 p.m. Eastern Time or, if after, the day following the date of transmission), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) (notice deemed given upon receipt of proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

a.            if to Shareholder, to the address for notice set forth on Schedule A hereto.

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

USA

Attention: Benjamin M. Roth

Email:  [*]

b.            if to Merger Partner, to:

Everi Holdings Inc.

7250 South Tenaya Way, Suite 10

Las Vegas, NV 89113

Attention: Randy L. Taylor - President & CEO

and

Everi Holdings Inc.

7250 South Tenaya Way, Suite 10

Las Vegas, NV 89113

Attention: Kate Lowenhar-Fisher - EVP, Chief Legal Officer - General Counsel

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

11682 El Camino Real

Suite 200

San Diego, CA 92130

USA

Attention: Christian Salaman, Drew Simon-Rooke

Email:	[*]
[*]

c.            if to Remainco, to:

International Game Technology PLC

c/o IGT Global Solutions Corporation

IGT Center

10 Memorial Boulevard

Providence, RI 02903-1125

Attention: General Counsel

Email: legalnotices@igt.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Attention: Paul L. Choi and Scott R. Williams

Email: [*] and [*]

d.            if to Spinco, to:

Ignite Rotate LLC

International Game Technology PLC

c/o IGT Global Solutions Corporation

IGT Center

10 Memorial Boulevard

Providence, RI 02903-1125

Attention: General Counsel

Email: legalnotices@igt.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

USA

Attention: Paul L. Choi and Scott R. Williams

Email: [*] and [*]

e.            if to Buyer, to:

Voyager Parent, LLC

c/o Apollo Management X, L.P.

9 West 57th Street, 42nd Floor

New York New York 10019

Attention:	Daniel Cohen, Partner
James Elworth, General Counsel, Private Equity

Email:	[*]
[*]

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention:	Ross A. Fieldston
Ian Hazlett

Email:	[*]
[*]

9.4.            Governing Law; Jurisdiction.

a.            This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles.

b.            Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such action or proceeding will be effective upon personal service or 10 days after notice is given by both email and express courier (with confirmation) as provided by Section 9.3 including a courtesy copy (by email) to all counsel.

9.5.            Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6.            Specific Performance. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that, prior to the valid termination of this Agreement, the Parties shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each Party hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

9.7.            Entire Agreement. This Agreement, including the Schedules hereto, together with the Confidentiality Agreement, the Separation Agreement and the Merger Agreement, constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to such subject matter. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Separation Agreement or the Merger Agreement.

9.8.            Interpretation. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement.

9.9.            Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties (which may be withheld by such other Parties in its sole discretion). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the Parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.10.          Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.11.          Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing or the termination of this Agreement.

9.12.          Termination. This Agreement shall automatically terminate without further action by any of the Parties hereto and shall have no further force or effect as of the Expiration Time; provided that the provisions of Sections 9.2 through 9.14 shall survive any such termination and, if the Expiration Time occurs as a result of the Closing, Section 3, Section 7, Section 8.1, Section 9.1 and Section 9.3 shall survive solely with respect to Buyer and the Shareholder. Notwithstanding the foregoing, termination of this Agreement shall not prevent any Party from seeking any remedies (at Law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination in accordance with Sections 9.4 through 9.6.

9.13.          Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.14.          Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine, e-mail delivery of a “.pdf” format data file or other means of electronic transmission, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine. e-mail delivery of a “.pdf” format data file or other means of electronic transmission to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine, e-mail delivery of a “.pdf” format data file or other means of electronic transmission as a defense to the formation of a contract and each Party hereto forever waives any such defense.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

BUYER:

Voyager Parent, LLC

By:	/s/ Daniel Cohen
Name:	Daniel Cohen
Title:	Vice President, Secretary and Treasurer

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

MERGER PARTNER:

EVERI HOLDINGS INC.

By:	/s/ Randy L. Taylor
Name:	Randy L. Taylor
Title:	Chief Executive Officer

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

REMAINCO:

INTERNATIONAL GAME TECHNOLOGY PLC

By:	/s/ Vincent L. Sadusky
Name:	Vincent L. Sadusky
Title:	Chief Executive Officer

SPINCO:

IGNITE ROTATE LLC

By:	International Game Technology PLC
Its:	Managing Member

By:	/s/ Massimiliano Chiara
Name:	Massimiliano Chiara
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

SHAREHOLDER:

DE AGOSTINI S.P.A

By:	/s/ Lorenzo Pellicioli
Name:	Lorenzo Pellicioli
Title:	Chairman

[Signature Page to Support Agreement]

Schedule A

Name	Address	Remainco Ordinary Shares	Remainco Special Voting Shares	Sterling Non- Voting Shares
De Agostini S.p.A	[*] [*] [*] [*] [*] [*]	85,422,324	85,422,324	0

*If any additional shares of Remainco Ordinary Shares are owned by Shareholder or Shareholder has the power to direct the vote of any additional shares of Remainco Special Voting Shares as of the Agreement Date, such shares shall be automatically deemed to be “Covered Shares” notwithstanding the contents of this Schedule A.

A-1